News Release

FOR IMMEDIATE RELEASE

IHS Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

Seismic Micro-Technology Media Contact:
Indy Chakrabarti
SMT
+1 713 935 7966
ichakrabarti@seismicmicro.com

IHS to Acquire Seismic Micro-Technology

•	Combination of highly complementary assets provides increased options for customers

•	Acquisition creates increased connectivity and value of IHS critical energy information with SMT's open platform

•	Largest acquisition in IHS history

ENGLEWOOD, Colo. (July 26, 2011) — IHS Inc. (NYSE:IHS), the leading global source of information and analysis, today announced it has signed a definitive agreement to acquire Seismic Micro-Technology (SMT), a market leader for geoscience software. The $500 million cash transaction - the largest acquisition in IHS history - is subject to customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“The acquisition of SMT will increase the ability of IHS to offer mission-critical geoscience software and data products to customers in our largest end-market, Energy, and give SMT customers the ability to seamlessly access the critical oil and gas information and insight products of IHS,” said Jerre Stead, IHS chairman and chief executive officer. “SMT offers software and solutions to help customers across the globe find and develop new oil and gas reserves, and optimize production from new and existing assets. Together, we can provide a more robust, valuable and integrated solution set of information, software and insight to support our energy customers worldwide and give them even more options to support their business needs.”

Since 1984, SMT has provided the upstream exploration and production industry with easy to use, highly integrated, cost-effective software solutions. Headquartered in Houston, the company developed the first geoscience interpretation tools for the Microsoft Windows environment to help accelerate hydrocarbon exploration, collaboration and decision-making while delivering exceptional accuracy and consistency. Today, SMT is a global leader in Windows-based exploration and production software, and its solutions are used by geoscientists in more than 100 countries to evaluate potential reservoirs and plan field development.

“This acquisition will extend the global reach of SMT's seismic interpretation platform, KINGDOM, while enhancing the existing IHS portfolio of applications and services to better serve the global energy industry and add even more value for customers,” said Arshad Matin, SMT president and CEO.

With 171 employees and more than 3,000 customers globally, SMT has earned a loyal following for its software platforms that boast great ease of use and mobility. IHS has a long-standing focus on and investment in information browsing and analysis tools for the oil and gas industry in order to give customers efficient and accurate use of its industry-leading information products.

Stead added: “Together, IHS and SMT will continue to provide leading software applications with increased integration and data links, moving forward onto a fully integrated platform to meet the oil and gas asset industry's needs for collaborative decision-making.”

IHS senior management will host a conference call and webcast to discuss the strategic and operating aspects of the SMT acquisition on Tuesday, July 26 at 5:00 p.m. EDT. To hear the live event, visit the IHS website at http://www.ihs.com/Investor-Relations/ and log on at least 15 minutes prior to the start of the webcast.

Simmons & Company International acted as financial advisor to SMT.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape, including energy and power; design and supply chain; defense, risk and security; environmental, health and safety (EHS) and sustainability; country and industry forecasting; and commodities, pricing and cost. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 5,100 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2011 IHS Inc. All rights reserved.

About SMT (www.seismicmicro.com)
Seismic Micro-Technology, a market leader for geoscience software, helps organizations find oil and gas faster. The company's KINGDOM software allows geoscientists to focus on the analysis, not on managing the tools. SMT software enables intuitive interpretation, 3D modeling, analysis and data management, in one integrated executable. Customers can install and interpret data in the same day. With 3,000 customers in 100 nations, SMT has demonstrated performance proven to scale. SMT is headquartered in Houston, Texas with offices in Calgary, London, Dubai, Moscow, Rio de Janeiro and Singapore.

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